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EX - 99.(p)(6)

                       BOYD WATTERSON ASSET MANAGEMENT LLC

                   PERSONAL SECURITIES TRADING CODE OF ETHICS

                                    09/29/03

1.   Statement of Ethical Principles
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     When Boyd Watterson employees engage in personal securities transactions, they must adhere to the following general principles and any addendums attached as well as to the Code's specific provisions:

          A. At all times, the interest of Boyd Watterson clients must be paramount;

          B. Personal transactions must be conducted consistent with this Code of Ethics in a manner that avoids any actual or potential conflict of interest; and

          C. No inappropriate advantage should be taken of any position of trust and responsibility.

2.   Definitions
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          A.   "Access Person" means any officer, partner, Portfolio Manager or
               Advisory Person of the company or (i) any temporary or permanent employee, who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by the company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to Boyd Watterson portfolios who obtain information concerning recommendations made to clients with regard to the purchase or sale of a security.

          B. "Advisory Person" means any Portfolio Manager or other investment person, such as an analyst or trader, who provides information and advice to a Portfolio Manager or assists in the execution of the investment decisions.

          C. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the Advisory Person making the recommendation, when such person seriously considers making such a recommendation.

          D. "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Sections 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

          E.   "Control" shall have the same meaning as that set forth in
               Section 2(a)(9) of the Investment Company Act, as amended.

          F. "Initial Public Offering" (IPO) means a public sale of an issue not previously offered to the public.

          G. "Managed Fund" shall mean those portfolios, individually and collectively, for which the Portfolio Manager makes buy and sell decisions.

          H. "Portfolio Manager" means the person entrusted to make the buy and sell decisions for a Fund.

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          I.   "Private Placement" shall have the same meaning as that set forth in Section 4(2) of the Securities Exchange Act.

          J. "Purchase or sale of a security" includes inter alia, the writing of an option or the purchase or sale of a security that is exchangeable for or convertible into, a security that is held or to be acquired within a client's portfolio.

          K. "Security" shall have the meaning set forth Section 2(a)(36) of the Investment Company Act, as amended, except that it shall not include securities issued by the Government of the United States or its Agencies, bankers' acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies, and exchange traded funds (a.k.a. index shares).

          L. "Short term trading" is buying and then selling or selling and then buying the same (or equivalent) securities within seven (7) calendar days (e.g. opening transaction at "T" and closing transaction at T + 6 calendar days or less).

3.   Prohibited Activities
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          A.   IPO Rule: No Advisory Person or Portfolio Manager may purchase securities in an Initial Public Offering, except with the prior approval of the Compliance Officer.

          B. Private Placement Rule: No Advisory Person or Portfolio Manager may purchase securities in a Private Placement unless such purchase has been approved by the Compliance Officer. Any such approved purchase should be disclosed if that issuer's securities are being considered for purchase or sale. Such consideration for purchase or sale shall be conducted by a person other than the interested Advisory Person or Portfolio Manager.

          C. Preclearance Rule: All security transactions need pre-clearance except those Exempted Transactions. No Access Person, Advisory Person nor Portfolio Manager may purchase or sell a security unless such purchase or sale has been precleared by the Compliance Officer. Preclearance shall be valid through the business day next following the day preclearance is given.

               Exception: The following security transaction is exempt from the pre-clearance requirement:

               Purchase orders sent directly to the issuer via mail (other than in connection with a Private Placement) or sales of such securities which are redeemed directly by the issuer via mail.

                                   Note: The Compliance Officer of the company may deny approval of any transaction requiring preclearance under this Preclearance Rule, even if nominally permitted under this Code of Ethics, if he/she reasonably believes that denying preclearance is necessary for the protection of the company.

          D. No Access Person, Advisory Person or Portfolio Manager may purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, and which to his/her actual knowledge at the time of such purchase or sale:

                    1. Is being considered for purchase or sale by the Investment Committee or
                    2.   Is being purchased or sold for clients

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                                   Any profits realized on a personal trade in
                                   violation of Section 4D must be disgorged.

          E. Short Term Trading Rule: No Advisory Person or Portfolio Manager may engage in Short Term Trading for profit. Holding periods must be a minimum of seven calendar days.

                                   Any profits realized on short term trading in contravention of this policy must be disgorged.

          F. No Advisory Person shall accept any gift or other item of more than $100 value from any person or entity that does business with or on behalf of Boyd Watterson.

          G. No Advisory Person shall serve on the board of directors of a publicly traded company without prior authorization by the Managers. If board service is authorized, such Advisory Person shall have no role in making investment decisions with respect to the publicly traded company.

4.   Exempted Transactions
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     The prohibitions of Section 3 of this Code shall not apply to:

          A. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control in the reasonable estimation of the Compliance Officer.

          B. Purchases or sales of securities (1) not eligible for purchase or sale by clients of Boyd Watterson; or (2) specified from time to time by the Managers, subject to such rules, if any, as the Managers shall specify.

          C. Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

          D. Purchases of shares necessary to establish an automatic dividend reinvestment plan or pursuant to an automatic dividend reinvestment plan, and subsequent sales of such securities.

          E. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

          F.   Purchases or sales of securities issued by Boyd Watterson.

          G. Purchases or sales of US Government/Agency bonds, BA's, CD's, CP, open end mutual funds, and exchange traded funds (a.k.a. index shares).

5.   Compliance Procedures.   (17j-1)
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          A.   All employees deemed Access Persons shall complete an initial holdings report no later than 10 days after becoming an Access Person. The report shall contain the following information:

               (i) The title, number of shares and principal amount of each security in which the employee has any direct or indirect beneficial ownership;

               (ii) The name of any broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

               (iii) The date that the report is submitted by the employee.

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          B.   All employees shall direct their brokers to supply, at the same time that they are sent to them, a copy of the confirmation for each personal securities trade and a copy of each periodic account statement to the company's Compliance Officer.

          C. Every employee shall report the information described in this Code with respect to transactions in any security in which the employee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an employee shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence. Every report required shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

               (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

               (ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

               (iii) The price at which the transaction was effected;

               (iv) The name of the broker, dealer or bank with or through whom the transaction was effected; and

               (v) The date of approval of the transaction and the person who approved it as required by Section 4A, B or C above.

          D. Every employee shall report annually a list of all securities beneficially owned (17j-1). Every report shall contain the following information (which must be current as of a date no more than 30 days before the report was submitted):

               (i) The title, number of shares and principal amount of each security in which the employee has any direct or indirect beneficial ownership;

               (ii) The name of any broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

               (iii) The date that the report is submitted by the employee.

          E. Each employee shall submit a certification that he or she has read and understood the Code of Ethics and has complied with the Code's requirements.

          F. Any employee shall immediately report any potential violation of this Code of which he or she becomes aware to the company's Compliance Officer.

6.   Sanctions
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     Upon discovering a violation of this Code, the Managers may impose such sanctions as they deem appropriate, including inter alia, a letter of censure or suspension or termination of employment, or suspension of personal trading privileges for such period as may deem appropriate.
                                                                Revised 9/29/03
                                                                Revised 5/06/03
                                                                REVISED 3/15/01

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                                                                REVISED 8/02/00
                                                                ORIGINAL 6/21/00